EXHIBIT 10.1

November 6, 2023

VIA EMAIL:

Mark W. Conley

mwconley1@verizon.net

Dear Mr. Conley:

SAB Biotherapeutics, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position and Duties. Your initial title will be Vice President of Finance and you will report directly to the Company’s Chief Financial Officer. In your capacity as Vice President of Finance, you will perform duties and responsibilities that are commensurate with your position and such other duties as may be assigned to you from time to time by the Company’s Chief Financial Officer. While you render services to the Company, you will not engage in any other employment and you will not engage in any other consulting or other business activity that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. You will be based out of your home in Massachusetts and you will be expected to travel when requested for you to perform your duties and responsibilities.

2. Effective Date. Your employment with the company will begin at a date mutually agreeable between yourself and the Company, but no later than November 17, 2023.

3. Cash Compensation. The Company will pay you a starting salary of $303,000 per year, subject to applicable deductions and withholdings (the “Base Salary”). The Base Salary will be subject to periodic review and adjustment in the ordinary course. The Base Salary will be paid in accordance with the Company’s generally applicable procedures.

4. Annual Bonus Target. You will be eligible for an annual bonus based on a target of 43% of your Base Salary. Your bonus will be determined based upon your general performance and based on achievement of specific individual and Company goals established with the Company. You must remain employed by the Company on the date the bonus is paid in order to be eligible to receive your annual bonus. All annual bonuses are prorated for partial years.

5. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in the Company’s standard benefit plans.

6. Options. The Company shall recommend that the Company’s board of directors (or its compensation committee) grant you an initial equity option to purchase up to 250,000 shares of Common Stock (the “Options”). The terms of the Options will be set forth in an option agreement to be executed by you and the Company as a condition to the grant. The Options will be time vested with 25% of the Options vesting on the one year anniversary of grant and the remaining 75% vesting in equal monthly installments over three years from the first anniversary of the grant date.

7. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Employee Non-Disclosure and Invention Assignment Agreement (the “Non-Disclosure Agreement”).

8. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

9. Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its board of directors related to tax liabilities arising from your compensation.

10. Interpretation, Amendment and Enforcement. This letter agreement, the option agreement and the Non-Disclosure Agreement constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company with respect to your employment. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. This agreement (together with any and all modifications, extensions and amendments of it) and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the internal laws of the state of New York applicable to agreements made and to be performed entirely in such state, without giving effect to the conflict or choice of law principles thereof. Any controversy, dispute or claim arising out of or relating, in any manner, to your tenure with the Company, including any related to or arising from the services you provide to the Company or your employment, shall first be settled through good faith negotiation. If the dispute cannot be settled through negotiation, the parties agree to arbitration under New York law, and the parties further agree that such arbitration shall be administered by Judicial Arbitration & Mediation Services (“JAMS”) in New York, New York, pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. Judgment on the award may be entered in any court having jurisdiction. The arbitrator may grant injunctions or other relief and, to the extent the JAMS rules conflict with New York law, New York law shall take precedence. You consent to using any Expedited Procedures offered by JAMS.

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on November 13, 2023.

As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. You are reminded your offer of employment is contingent upon successfully passing a background check, education verification, employment verification, work permission for US and driver’s license review. You are advised not to resign from your current employer until you have received notification of successful completion of the background checks as discussed above.

SAB BIOTHERAPEUTICS, INC.
By:	/s/ Michael G. King, Jr.
Name:	Michael G. King, Jr.
Title:	Chief Financial Officer

I have read and accept this employment offer:
/s/ Mark W. Conley
Dated:	November 6, 2023